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                                                                  EXHIBIT 23 (a)

                          Independent Auditor's Consent

The Board of Directors
Nexell Therapeutics, Inc.

     We consent to incorporation by reference in the registration statements (Nos. 333-3106, 333-15693, 333-33910, 333-40860, 333-64138) on Form S-8 and
registration statements (Nos. 333-25469, 333-51440 and 333-78175) on Form S-3 of Nexell Therapeutics, Inc. of our report dated March 1, 2002, except as to note 6, which is as of March 19, 2002, relating to the consolidated balance sheets of Nexell Therapeutics, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Nexell Therapeutics, Inc.

     Our report dated March 1, 2002, except as to note 6, which is as of March 19, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows from operations and shows a need for continued funding that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


Orange County, California
March 29, 2002